DATED:  October 5, 1998


                                                          EXHIBIT
                                                             99.1

          IMMEDIATELY

           Joanne Keates         Kenn Morris
           Tel:  323.259.4263    213.259.3830
           joanne.keates@macsch  kenn.morris@macsch.com
           .com

      THE MACNEAL-SCHWENDLER CORPORATION ANNOUNCES ADOPTION
               OF THE NEW STOCKHOLDER RIGHTS PLAN

     LOS ANGELES -- October 6, 1998--The MacNeal-Schwendler Corporation (NYSE:MNS) has announced that it has adopted a new stockholder rights plan to discourage abusive takeover tactics. This plan was put in place following the expiration of the Company's shareholder rights plan that was in effect from September 19, 1988, until September 19, 1998.

     Under the new plan, stockholders of record on October 16, 1998, will receive the rights as a dividend. If an entity acquires more than 20 percent of the Company's stock, or in the event of a squeeze-out merger, holders of the rights would be entitled to purchase either the Company's stock or stock in the merged entity at half of market value. The Company will be entitled to redeem the rights for a nominal amount at any time until the tenth day following public announcement that a 20 percent position has been acquired. The Company will mail a summary description of the rights plan to its stockholders.

     The MacNeal-Schwendler Corporation is the world's leading supplier of mechanical computer-aided engineering (MCAE) solutions. MSC provides software, services, and strategies by partnering with customers to increase the performance of their structural designs. MSC's solutions have played a key role in the design of virtually every major automobile, aircraft, and space vehicle developed in the past decade. MSC solutions are provided by offices throughout North America, Europe, Latin America, and Asia-Pacific. For more information, visit the MSC Web site at: www.macsch.com.

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